Exhibit 99.1

LMI Aerospace COO DeMartino Resigns

ST. LOUIS, July 26, 2016 - LMI Aerospace Inc. (Nasdaq: LMIA) ("LMI" or the "Company") Chief Operating Officer Joe DeMartino has resigned his post effective immediately for personal reasons.

LMI Chief Executive Officer Dan Korte will oversee DeMartino’s duties while the company evaluates options for a new leader of its Aerostructures business segment.

“We have a strong team of leaders that will work together to guide the organization forward, ensure we remain focused on operational excellence to meet our customer commitments, and continue to transform our business for the growth we see in the years ahead,” Korte said. “We wish Joe well in his future endeavors.”

DeMartino served as COO since joining LMI in August 2014.

About LMI Aerospace
LMI Aerospace Inc. is a leading supplier of structural assemblies, kits and components and provider of engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Headquartered in St. Louis, LMI has 21 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information visit: www.lmiaerospace.com.

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Contact:

Amy Horton
Director, Corporate Communications
636-916-2130
ahorton@lmiaerospace.com

411 Fountain Lakes Blvd
St. Charles, Missouri 63301
ph: 636.946.6525
fx: 636.949.1576
www.lmiaerospace.com